HealthPro BioVentures LLC

CONFIDENTIAL

January 7,  2010

OncoVista Innovative Therapies, Inc.
14785 Omicron Drive, Suite 104
San Antonio, TX 78245

Attn:	Alexander Weis
Chairman, CEO & President

Dear Alex:

This letter agreement (this “Agreement”) confirms our understanding with respect to your engagement of HealthPro BioVentures LLC (“HealthPro”) to serve as a non-exclusive  “Advisor” with respect to the matters set forth herein to OncoVista Innovative Therapies, Inc. (the “Company”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 5.

1.	SERVICES.

HealthPro is hereby appointed as a non-exclusive Strategic Advisor to the Company in connection with the pursuit and execution of Business Transactions and Financing Transactions (each, a “Transaction”).

(a)	Business Transactions. HealthPro will provide services to the Company in connection with its pursuit and execution of Transactions, which services shall include but not be limited to the following:

▪	Assisting in identifying and initiating contact with potential partners;
▪	Arranging meetings with potential partners;
▪	Assisting in the analysis of potential partners with respect to possible mutual benefits such parties may have with the Company;
▪	Advising the Company as to the structure of any proposed Transaction;
▪	Assisting the Company in determining appropriate values to be realized in any proposed Transaction;
▪	Advising and assisting the Company in all negotiations regarding any proposed Transaction;
▪	Assisting with negotiating, documenting, and closing of any Transaction;
▪	Assisting in any related presentations to the Company’s Board of Directors; and
▪	Performing such other strategic advisory services related to any proposed Transaction as HealthPro and the Company agree to be appropriate.

10 East 53rd Street, 28th floor
New York, NY 10022

HealthPro BioVentures LLC

              (b)          Financing Transactions.  HealthPro will provide services to the Company in connection with its pursuit and execution of Financing Transactions, which services shall include but not be limited to the following:

▪	Advise the Company on strategy and tactics for structuring and completing a financing in light of market conditions and the Company’s objectives and goals;
▪	Contact and follow up with prospective investors;
▪	Assist the Company in drafting a business plan and an offering memorandum, if appropriate;
▪	Arrange delivery of investor materials to potential investors;
▪	Coordinate presentations, discussions, meetings, and due diligence with investors;
▪	Solicit financing proposals from investors and provide guidance on the Company’s desired amount, pricing, terms, structure, and timing;
▪	Facilitate negotiations with investors or investor groups;
▪	Recommend selection of investors to close an offering; and
▪	Perform any such other financial advisory services as may be appropriate.

              (c)                 Monthly Activities Report.  Prior to the end of each calendar month, HealthPro shall provide to the Company, or to the person designated by the Company, a written report describing the key Services performed, as well as the progress and performance of all such Services (the “Monthly Report”), and to keep the Company informed of the progress and performance of such Services and review and discuss with the Company on a regular basis progress made on the performance of such Services.

2.	COMPENSATION.

As compensation for acting as an Advisor to the Company hereunder, HealthPro shall be entitled to receive a consulting fee, success fees and reimbursement of out-of-pocket expenses.

(a)           Consulting Fee.  HealthPro will receive a non-refundable monthly payment of $15,000 (the “Monthly Retainer”).  Payment of the Monthly Retainer will start on January 7, 2011, and continue for a period of three months. The Monthly Retainer will be due and payable by the Company to HealthPro on the first business day of the month, but in no event prior to the Company’s receipt of the Monthly Report then due.  After three months, the Consulting Fee may be extended on a monthly basis, upon mutual agreement.

(b)           Success Fees.  In the event the Company closes any Transaction, HealthPro shall be paid success fees as set forth in this Section 2(b).  For the avoidance of doubt, any single transaction or series of related transactions may include or result in both a Business Transaction and a Financing Transaction, each of which shall incur separate compensation under this Agreement.

(i)           Mergers and Acquisitions Transactions.  In the event the Company closes a Transaction during the Term that results in: (A) the sale of the Company to an acquirer, (B) the acquisition of a company, or (C) the merger of the Company with another company, then the Company shall pay to HealthPro a fee equal to 5% of the Transaction Value up to the first $10,000,000 and 4% of each dollar in excess of $10,000,000.  In the event the Company closes a Transaction during the Tail Period, HealthPro shall be entitled to the fee described above only in the event that the Company closes such transaction with a party First Introduced (as defined below) to the Company by HealthPro.

10 East 53rd Street, 28th floor
New York, NY 10022

HealthPro BioVentures LLC

(ii)           Financing Transactions.  In the event the Company closes a Financing Transaction during the Term, (A) the Company shall pay to HealthPro a fee equal to 6% of the Transaction Value, and (B) the Company shall issue to HealthPro a warrant to purchase such number of shares of the Company’s common stock equal to 6% of the newly issued common stock, at the exercise price per share equal to 150% of the Per Share Price (as defined below).  In the event the Company closes a Financing Transaction during the Tail Period, HealthPro shall be entitled to the fee described above only in the event that the Company closes such transaction with a party First Introduced to the Company by HealthPro.

Other Business Transactions.  In the event the Company closes a Business Transaction during the Term (as defined below), (A) the Company shall pay to HealthPro a fee equal to 5% of the Transaction Value, and (B) the Company shall issue to HealthPro a warrant to purchase such number of shares of the Company’s common stock equal to 3% of the Transaction Value, at the exercise price per share equal to 150% of the Per Share Price on the date of the Transaction.  In the event the Company closes a Transaction during the Tail Period (as defined below), HealthPro shall be entitled to the fees described in (A) and (B) above only in the event that the Company closes such transaction with a party First Introduced to the Company by HealthPro.  For clarification, “Other Business Transactions” shall mean, directly or indirectly, whether in a single transaction or a series of related transactions, transfers or other dispositions or any other corporate transactions involving the assets, intellectual property, securities or businesses of the Company (including, for the avoidance of doubt, its affiliates, subsidiaries, successors and assigns) whether by way of license, negotiated purchase, leveraged buyout, minority investment or partnership, joint venture, collaborative venture or otherwise to any party.
(iii)           Payment and Delivery.  The parties acknowledge and agree that a Transaction may be conducted in one or a series of related transactions, and each such Transaction, together with any related transactions thereto shall be deemed to be a single transaction for the purposes of calculating the fees payable to HealthPro hereunder; provided, that any single transaction or series of related transactions that includes or results in both a Business Transaction and a Financing Transaction shall incur separate compensation under this Agreement pursuant to Section 2(b).  All fees payable to HealthPro pursuant to Section 2(b) shall be (A) payable in cash, by wire transfer of immediately available funds to an account designated by HealthPro and (B) due and payable immediately upon the consummation of a Transaction and any related transaction thereto.  For purposes of computing any such cash fees payable to HealthPro hereunder, non-cash consideration received by the Company in respect of any Transaction shall be valued as follows:  (1) the fair market value of any securities that are publicly traded shall equal the closing  prices of such securities at closing, and (2) the fair market value of any non-cash consideration, or any securities which are not publicly traded, shall be valued at the fair market value thereof as determined in good faith by the Company and HealthPro.  Any warrant(s) to be issued to HealthPro pursuant to Section 2(b) shall be issued immediately upon the consummation of a Transaction and any related transaction thereto, have a term of five years (beginning on the date of issuance), and be exercisable at any time in whole or in part, contain customary terms including cashless exercise provisions (whereby HealthPro may elect to receive stock based upon the difference between the exercise price and fair market value of the Company’s stock in the event the Company’s stock is publicly traded), and “piggy-back” registration rights, and shall provide for an exercise price for the purchase of shares of common stock of the Company at the price per share of common stock (x) equal to 150% of the effective price per share paid for the Company’s common stock pursuant to the Transaction or (y) if no amount was paid for such common stock, based upon a good-faith valuation of the Company upon which the Transaction was consummated (such price described in clause (x) or (y), as applicable, the “Per Share Price”).

10 East 53rd Street, 28th floor
New York, NY 10022

HealthPro BioVentures LLC

(iv)         Expenses.  The Company shall reimburse HealthPro for reasonable and accountable out-of-pocket expenses incurred in performing its services hereunder; provided, however, that the Company must approve in writing any expense in excess of $500.00 in advance. All expenses will be submitted monthly for reimbursement.

3.	TERM AND TERMINATION; “TAIL PERIOD”.

The initial term of this Agreement shall be for a period of three months from the date of this Agreement; provided, however, that such initial term may be extended on a monthly basis upon the mutual written consent of the parties (as may be extended from time to time, the “Term”).  Notwithstanding the foregoing, in the event the Company closes a Transaction with a party First Introduced  to the Company by HealthPro within six or 12 months, as described below, following the expiration of the Term (such period, the “Tail Period”), the Company shall pay and deliver to HealthPro all fees, expenses and warrants set forth in Section 2(b), in accordance with the terms thereof as though such Transaction were consummated during the Term.  For purposes of this Agreement, a party “First Introduced” shall mean any party listed on Exhibit A attached hereto, and incorporated herein by this reference, which is mutually agreed upon by the parties. Exhibit A shall be updated as new names are added and agreed to. Furthermore, in the instance of a merger, acquisition or business transaction, or in the instance of institutional investors, such as venture capital firms or hedge funds, or in the instance of another business transaction, the Company must make a corporate presentation to the party.  If the introduced party is an institutional investor, such as a venture capital firm or a hedge fund, the Tail Period shall be for a period of six months. If the introduced party is a merger, acquisition or business transaction candidate, then the Tail Period shall be for a period of 12 months.

4.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

(a)           Representations and Warranties.

(i)           Each party represents and warrants to the other party that (A) such party is duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted, (B) all corporate action required to be taken by such party in order to authorize the party to enter into this Agreement and, where applicable, issue the warrants described in Section 2(b), has been taken or will be taken prior to the consummation of a Transaction, and (C) this Agreement, when executed and delivered by the parties, shall constitute valid and legally binding obligations of the parties, enforceable against each.

(ii)           The Company acknowledges and agrees that HealthPro is not a registered broker-dealer with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), nor registered as an investment advisor with any state or otherwise, however, the Managing Partners of HealthPro are fully licensed, registered representatives through Corinthian Partners, LLC, a registered broker-dealer, or any other registered broker-dealer selected by HealthPro, shall act as placement agent or provide securities transaction execution services hereunder in respect of any securities placed in connection with the consummation of any Financial Transaction.  Accordingly, the Company understands and agrees that HealthPro may elect that any fees payable to it pursuant to Section 2 be paid to Corinthian Partners, LLC or any other registered broker-dealer selected by HealthPro.

10 East 53rd Street, 28th floor
New York, NY 10022

HealthPro BioVentures LLC

(iii)         The Company acknowledges that the federal laws, regulations and executive orders of the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals.  The Company is aware that the lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at:  www.treas.gov/ofac; and that, regardless of whether such individuals or entities appear on the OFAC lists, the programs administered by OFAC (“OFAC Programs”) prohibit dealing with individuals or entities in certain countries.  In respect thereof, the Company further represents and warrants to HealthPro that:  (i) the Company has not engaged in and will not engage in, directly or indirectly, any activities that may contravene such laws, regulations and orders (including, without limitation, any anti-money laundering laws and regulations); (ii) none of the Company, any person controlling or controlled by the Company, if the Company is a privately held entity, any person having a beneficial interest in the Company; or any person for whom the Company is acting as agent or nominee in connection with this investment is a country, territory, individual or entity named on an OFAC list, nor is a person or entity prohibited under the OFAC Programs.

(iv)         The Company acknowledges and agrees that HealthPro will not be providing the Company, and the Company shall not look to HealthPro for, tax, legal or accounting advice.

(b)         Information. In connection with HealthPro activities on the Company’s behalf, the Company will furnish HealthPro with all information HealthPro may reasonably request and will provide HealthPro access during regular business hours to the Company’s officers, accountants and counsel.  The Company acknowledges that in rendering its services hereunder, HealthPro shall use and rely solely on the information provided by the Company.  HealthPro does not assume responsibility for the accuracy or completeness of any such information.  Any advice rendered by HealthPro pursuant to this Agreement may not be disclosed publicly without HealthPro’s prior written consent, unless required by law.

(c)         Marketing.  The Company agrees that, subject to federal and state securities laws, HealthPro shall have the right to place advertisements in financial and other newspapers and journals describing its services to the Company hereunder upon prior review and approval by the Company.

(d)         Indemnification.

(i)           The Company hereby agrees to hold harmless and indemnify HealthPro and its subsidiaries, affiliates, successors and assigns, officers, directors, employees, attorneys, accountants, agents and representatives (collectively, “Representatives”) from against any and all claims, actions, demands, expenses, losses and liabilities of every kind and nature, including without limitation, reasonable attorneys’ fees (collectively, “Claims”) related to or arising out of (i) any breach by the Company of any of the representations, warranties, covenants, obligations and/or agreements contained in this Agreement, (ii) any untrue statement or alleged untrue statement of a material fact contained in any oral or written statement of the Company or any of its Representatives to HealthPro or any of its Representatives or to any actual or potential buyers, sellers, investors, lenders, joint venturers or partners, including but not limited to, any executive summary, financial statements, pitch deck, information sheet, offering memorandum, private placement memorandum or prospectus, or the like, or any amendments or supplements to any of the foregoing (each, a “Marketing Document”), (iii) any omission or alleged omission to state in any Marketing Document a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iv) any violation or alleged violation by the Company or any of its Representatives of any federal or state securities or other laws, rules or regulations or any other action taken or any failure or omission to act by the Company or any of its Representatives.

10 East 53rd Street, 28th floor
New York, NY 10022

HealthPro BioVentures LLC

(ii)           HealthPro hereby agrees to hold harmless and indemnify the Company and its Representatives from and against any and all Claims related to or arising out of any material breach by HealthPro any of the representations, warranties covenants, obligations and/or agreements contained in this Agreement, to the extent that it is judicially determined pursuant to a final, un-appealable judgment that such Claims resulted primarily from HealthPro’s bad faith, gross negligence, willful misconduct or violation of law

(iii)           If any action or proceeding shall be brought or claim asserted against a party and/or its Representatives (in such capacity, collectively, the “Indemnified Parties”, and individually, an “Indemnified Party”), in respect of which indemnity shall be sought from the other party (in such capacity, the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party and the Indemnifying Party shall assume the defense thereof, including the employment of counsel at the Indemnifying Party’s expense.  Each Indemnified Party reserves the right, at its option and expense, to participate in such defense.  The Indemnifying Party shall not be liable for any settlement of such action or proceeding without its written consent, but if settled with its written consent or if there be a final judgment for the plaintiff in such action or proceeding, the Indemnifying Party agrees to hold harmless and indemnify any Indemnified Party from and against any loss or liability by reason of such settlement or judgment.  Notwithstanding the foregoing, the Indemnifying Party shall not be responsible for any claims, liabilities, losses, damages or expenses against or incurred by the Indemnified Parties if, and only to the extent that, it is finally adjudicated by an arbiter or court of competent jurisdiction that they result primarily from the willful misconduct or gross negligence of an Indemnified Party.  The indemnification provided for in this Section 4(c) shall be in addition to any rights that the Indemnified Party may have at common law or otherwise.

(e)           Confidentiality.  Except as contemplated by the terms hereof or as required by applicable law or legal process (a “Demand”), HealthPro shall keep confidential all material non-public information provided to it by or at the request of the Company, and shall not disclose such information to any third party or to any of its employees or advisors except to those persons who have a need to know such information in connection with HealthPro’s performance of its responsibilities hereunder and who are advised of the confidential nature of the information and who agree to keep such information confidential.  Except as required by applicable law, any advice to be provided by HealthPro under this Agreement shall not be disclosed publicly or made available to third parties (other than the Company’s other professional advisors) without the prior written consent of HealthPro (which consent shall not be unreasonably withheld, conditioned or delayed).  All services, advice and information and reports provided by HealthPro in connection with this engagement shall be for the sole benefit of the Company and shall not be relied upon by any other person.  In the event that HealthPro is served with a Demand, HealthPro will promptly advise the Company of the same and will cooperate with all reasonable and lawful requests by the Company to prevent the disclosure of confidential and/or proprietary information pursuant to such Demand.  Notwithstanding any of the foregoing, the following will not constitute confidential information for purposes of this Agreement:  (i) information which was already in HealthPro’s possession (or the possession of any of its professionals) prior to its receipt from the Company; (ii) information which is obtained by HealthPro (or any of its professionals) from a third person who, insofar as is known to HealthPro, is not prohibited from transmitting the information to HealthPro by a contractual, legal or fiduciary obligation to the Company; and (iii) information which is or becomes publicly available through no fault of HealthPro or any of its professionals.

10 East 53rd Street, 28th floor
New York, NY 10022

HealthPro BioVentures LLC

(f)           Attorneys’ Fees.  In the event any party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of an alleged breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of the lawsuit, including reasonable attorneys’ fees, as may be fixed by the court.

5.           CERTAIN DEFINITIONS.

(a)           “Financing Transaction” shall mean, directly or indirectly whether in a single transaction or a series of related transactions, a private or public offering or issuance of the equity securities or indedebtedness of the Company (including, for the avoidance of doubt its affiliates, subsidiaries, successors and assigns) for cash, assumption or incurrence of indebtedness, securities or other consideration to any party.

(b)           “Transaction Value” shall mean the total proceeds and other consideration payable to or by the Company, or contributed into any collaboration between the Company and a counter-party to a Transaction (which consideration shall be deemed to include amounts in escrow upon release by the Company), including without limitation: (i) cash, securities and/or other property paid to or by the Company in connection with the Transaction, (ii) any debt, preferred stock, guarantees or related instruments or other liabilities incurred, acquired, refinanced or repaid to or by the Company in connection with the Transaction; (iii) payments made in installments to or by the Company in connection with the Transaction; (iv) amounts paid to or by the Company under consulting agreements (excluding agreements not to compete) or similar arrangements entered into at the time of and in connection with the Transaction that carry monetary value and proceeds paid to or by the Company and (v) contingent payments made to or by the Company in connection with the Transaction.  If the Transaction Value with respect to a Transaction is to be paid, acquired, refinanced or repaid in part at the closing of such closing, the Transaction Value with respect to any fee to be paid to HealthPro at such closing shall not include any amounts paid, acquired, refinanced or repaid subsequent to such closing.

10 East 53rd Street, 28th floor
New York, NY 10022

HealthPro BioVentures LLC

6.	MISCELLANEOUS.

This Agreement contains the entire understanding between HealthPro and the Company with respect to its subject matter.  Neither this Agreement nor any provision contained this Agreement may be amended, terminated, extended, varied, modified, supplemented, or otherwise changed except by written agreement signed by each party.  Headings are inserted for reference only and shall not in any way define or affect the meaning, construction or scope of any of the provisions of this Agreement.  A waiver by a party of any right or provision under this Agreement must be in writing and shall not operate or be construed as a waiver of such right or provision at any other time.  This Agreement shall not be assigned unless by written agreement signed by each party; provided, however, that HealthPro may assign its rights to receive payment hereunder.  This Agreement shall inure to the benefit of, and may be enforced by the successor and assigns of, the parties.  This Agreement is entered into under the laws of the State of New York and shall be governed by the laws of such state (without giving effect to its conflicts of law principles).  The parties hereto agree to submit all controversies to binding arbitration or, in the case of a broker-dealer matter, to FINRA arbitration, in accordance with the provisions set forth below and understand that (a) arbitration is final and binding on the parties, (b) the parties are waiving their rights to seek remedies in court, including any right to a jury trial, (c) pre-arbitration discovery is generally more limited and different from court proceedings, (d) the arbitrator’s award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of rules by arbitrators is strictly limited, and (e) in the case of FINRA arbitration, (i) the panel of FINRA arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, and (ii) all controversies which may arise between the parties concerning this agreement shall be determined by arbitration pursuant to the rules then pertaining to FINRA.   Judgment on any award of any such arbitration may be entered in the supreme court of the state of New York or in any other court having jurisdiction over the person or persons against whom such award is rendered.  The parties agree that the determination of the arbitrators shall be binding and conclusive upon them. If any provision of this Agreement is found to be invalid or unenforceable, the parties agrees that any such provision may be altered or modified in a manner so as to protect the parties legitimate business interests and that such finding shall not affect the validity or enforcement of the other provisions of this Agreement.  This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed an original and all of which shall constitute a single agreement.  Each party represents and warrants to the other party that it has had a full opportunity to seek legal advice and representation by an independent counsel of its own choosing in connection with this Agreement and such party has either done so or, in its business judgment, declined to do so.

If the terms of our engagement as set forth in this Agreement are satisfactory to you, kindly countersign and date the enclosed copy of this Agreement and return it to us.  This Agreement shall be effective and binding as of the date of your countersignature below.

ACCEPTED AND AGREED TO:

OncoVista Innovative Therapies, Inc.

By:
Alexander Weis
Chairman, CEO & President

Dated:

HealthPro BioVentures, LLC

By:
Martin Kratchman
Managing Partner

Dated:

10 East 53rd Street, 28th floor
New York, NY 10022

HealthPro BioVentures LLC

By:
John Andreadis
Managing Partner

Dated:

10 East 53rd Street, 28th floor
New York, NY 10022

HealthPro BioVentures LLC

Exhibit A

INTRODUCED PARTIES

1.

2.

3.

4.

5.

6.

7.

8.

ACCEPTED AND AGREED TO:

HealthPro BioVentures, LLC	OncoVista Innovative Therapies, Inc.

By:	By:
Martin Kratchman		Alexander Weis
Managing Partner		Chairman, CEO & President

Dated:	Dated:

By:
John Andreadis
Managing Partner

Dated:

10 East 53rd Street, 28th floor
New York, NY 10022